                                                                   EXHIBIT 10.39

                                                            CONFORMED AS AMENDED

                              SATELLITE AGREEEMENT

                                     between

                          APT SATELLITE COMPANY LIMITED

                                       and

                                LORAL ORION, INC.

      Form of Amended & Restated as of August 26, 2003, as Amended Pursuant to the Settlement Agreement dated November 16, 2003

                                   PROPRIETARY

                                    AGREEMENT

                                      INDEX

                                                                                     Page
                                                                                     ----
ARTICLE 1.  INTERPRETATION........................................................     1

ARTICLE 2.  PARTIES' INTERESTS IN THE SATELLITE...................................     2

ARTICLE 3.  PAYMENT PLAN AND INSURANCE............................................     7

ARTICLE 4.  OPERATION OF TRANSPONDERS.............................................     8

ARTICLE 5.  THE SATELLITE AND RELATED CONTRACTS...................................     9

ARTICLE 6.  REPRESENTATIONS AND WARRANTIES
            OF THE PARTIES........................................................    10

ARTICLE 7.  LEASE OF ADDITIONAL TRANSPONDERS......................................    11

ARTICLE 8.  [RESERVED]............................................................    12

ARTICLE 9.  ORBITAL SLOT..........................................................    12

ARTICLE 10. LANDING RIGHTS........................................................    14

ARTICLE 11. SUCCESSOR SATELLITE RENEWAL...........................................    14

ARTICLE 12. EFFECTIVE DATE OFTHIS AGREEMENT.......................................    16

ARTICLE 13. PLEDGES...............................................................    16

ARTICLE 14. TRANSFER..............................................................    16

ARTICLE 15. RELATIONSHIP OF PARTIES...............................................    17

ARTICLE 16. TAXES.................................................................    17

ARTICLE 17. ENTIRE AGREEMENT, TRANSACTION.........................................    17
            DOCUMENTS

ARTICLE 18. TERMINATION AND CERTAIN BANKRUPTCY EVENTS.............................    18

ARTICLE 19. FORCE MAJEURE.........................................................    18

                                   PROPRIETARY

ARTICLE 20. DEFAULT...............................................................    19

ARTICLE 21. CONFIDENTIALITY.......................................................    20

ARTICLE 22. ASSIGNMENT............................................................    20

ARTICLE 23. GOVERNING LAW.........................................................    21

ARTICLE 24. DISPUTE RESOLUTION....................................................    21

ARTICLE 25. NOTICES...............................................................    22

ARTICLE 26. MISCELLANEOUS.........................................................    23

Schedule 1  Definitions
Annex A     Description of Loral Transponders
Annex B     Take Up Schedule for the Remaining Loral Transponders
Annex C     The Parties' Respective Interests in the 54 Transponders on the
            Satellite
Annex D     [Reserved]
Annex E     Transponder Performance Validation
Annex F     Material Restrictions or Agreements that Impact the Loral
            Transponders
Annex G     Ku-band Beam #2 Modification

                                   PROPRIETARY

              FORM OF SATELLITE AGREEMENT, AS AMENDED AND CONFORMED

This Amended and Restated Agreement is dated as of the 26th day of August, 2003, as conformed to reflect the amendments entered into on November 16, 2003 as described below, by and between

      APT SATELLITE COMPANY LIMITED, a company organized and existing under the laws of Hong Kong with its registered office at Rooms 3111-3112, One Pacific Place, 88 Queensway, Hong Kong ("APT")

      and

      LORAL ORION, INC., a corporation organized and existing under the laws of the state of Delaware, U.S.A., with its principal place of business at 500 Hills Drive, Bedminster, NJ 07921, U.S.A. ("Loral Orion")

WHEREAS APT and Space Systems/Loral, Inc. ("SS/L") have entered into a satellite procurement contract dated as of January 8, 2001, for the construction, testing and purchase of the Satellite; and

WHEREAS on December 10, 2002, APT and Loral Orion entered into an agreement to provide among other things, for the joint acquisition of the Satellite (formerly known as the Condosat Agreement, now referred to herein as the "Satellite Agreement"); and

WHEREAS, SS/L and Loral Orion entered into an agreement dated June 30, 2003, pursuant to which Loral Orion agreed to make certain payments to SS/L relating to the construction and launch of the Satellite; and

WHEREAS, on August 26, 2003, APT and SS/L entered into an amendment to the SS/L Contract to provide that SS/L will transfer title to the Satellite to Loral Orion upon Intentional Ignition of the Launch Vehicle providing Launch Services for the Satellite as set forth therein; and

WHEREAS, on August 26, 2003, APT and Loral entered into a satellite transponder agreement (the "APT Lease Agreement") pursuant to which Loral Orion will, in consideration of the payments made and to be made by APT with respect to the Satellite, lease to APT certain transponder capacity on the Satellite until the End of Life of such Satellite in accordance with the terms set forth therein; and

WHEREAS, on November 16, 2003, APT, Loral Orion and SS/L entered into a settlement agreement (the "Settlement Agreement"), which agreement provided for the amendment of this Agreement and the assumption of this Agreement pursuant to
Section 365 of the U.S. Bankruptcy Code; and

                                   PROPRIETARY

WHEREAS, the Amended and Restated Satellite Agreement dated as of August 26, 2003, as further amended to conform to the Settlement Agreement, is as set forth below:

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter contained, the parties hereto agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1 Words and expressions used in this Agreement shall have the meanings set out in Schedule 1, unless the context requires otherwise.

1.2 The Schedules and Annexes to this Agreement shall form part of this Agreement.

1.3 References to a Party giving consent or approval shall be deemed to be in such Party's sole judgment and discretion, except as specifically set forth herein.

                                    ARTICLE 2
                       PARTIES' INTERESTS IN THE SATELLITE

2.1   APT's Interest in the Satellite

      Pursuant to the terms of the APT Lease Agreement, and subject to the conditions set forth therein, APT will have a leasehold interest in all transponders on the Satellite that are not identified herein as the Initial Loral Transponders (the "APT Leasehold Interest"). Subject to the terms set forth therein, the term of the APT Lease Agreement shall commence at the time that SS/L transfers title of the Satellite to Loral Orion and continue thereafter until the End of Life of the Satellite or, with respect to each Remaining Loral Transponder, until such time when Loral Orion terminates the APT Leasehold Interest in such Remaining Loral Transponder as set forth in Paragraph 2.4.2 of this Agreement. In addition, APT is the licensee of the rights to the Orbital Slot and has agreed to make the Orbital Slot available to Loral Orion for use in connection with the operation of the Satellite for no additional consideration as set forth in the Orbital Sub-License Agreement.

2.2   Loral Orion's Interest in the Satellite

      Pursuant to the terms of the SS/L Contract and the Related Orion Agreement, Loral Orion will assume APT's rights to receive title to the Satellite upon Intentional Ignition of the Launch Vehicle providing Launch Services for the Satellite on the condition that Loral Orion will, simultaneously with its receipt from SS/L of title to the Satellite, grant the APT Leasehold Interest to APT. However, upon payment of the termination payments required to be made by Loral Orion to APT as described in Article 3 below, the APT Leasehold Interest in certain transponders on the Satellite will be terminated so that upon completion of all termination payments to be made as set forth in Article 3 below, Loral Orion's right, title


                                  PROPRIETARY
      and interest in the Satellite shall be as follows:

      (i) title to twenty-five (25) of the transponders on the Satellite (free of any APT Leasehold Interest), as follows:

            -     12 standard frequency C-band transponders;

            -     6 extended frequency C-band transponders; and

            -     7 Ku-band transponders on Beam #2,

      in each case as identified and described on Annex A hereto (collectively and including any replacement capacity allocated to Loral Orion, the "Loral Transponders"); and

      (ii) title to the remaining transponders on the Satellite (subject to the APT Leasehold Interest).

      Title in the Common Elements shall be vested in Loral Orion.

2.3   Identification and Assignment of Loral Transponders

      2.3.1 Assuming all transponders on the Satellite are performing according to specifications, APT shall be entitled, on or before March 31, 2004, to make minor adjustments to the designation of the six (6) transponders identified as the "Assigned Transponders" in Annex A hereto, subject to obtaining Loral Orion's consent thereto, which consent shall not be unreasonably withheld.

      2.3.2 APT represents and warrants that the six (6) transponders on APSTAR I corresponding to the Assigned Transponders shall have historically not experienced any unacceptable level of interference from adjacent or nearby satellites and can be fully saturated.

      2.3.3 Reserved.

      2.3.4 APT and Loral Orion agree that they will not enter into any coordination or other agreement relating to the Russian Filing or the satellite that is the subject of the Russian Filing (the "Russian Satellite") that would result in the other Party bearing a disproportionate amount (i.e., more than 54% in the case of APT and more than 46% in the case of Loral Orion) of the potential or actual risk of coordination with the Russian Filing or the Russian Satellite.

      2.3.5 APT will use its reasonable best efforts, subject to the principles set forth in this Paragraph 2.3 and the requirements in any coordination agreements affecting the Orbital Slot presently existing or permitted under Paragraph 9.1 of this Agreement, so that all Loral Transponders will not suffer unacceptable levels, as reasonably determined by Loral Orion (after consultation with APT), of


                                  PROPRIETARY
            interference from adjacent satellites.

      2.3.6 APT will support Loral Orion's selection and loading of the Loral Transponders by providing technical information concerning transponder performance, interference considerations and operation.

      2.3.7 APT represents that the interference it has experienced on APSTAR I, on a historical basis, is as set forth in Annex F hereto.

2.4   Loral Orion's Interest in the Loral Transponders

      2.4.1 The Initial Loral Transponders (which shall not be subject to the APT Leasehold Interest) shall consist of the following: -

                  -     8 standard C-band transponders;

                  -     5 extended C-band transponders; and

                  -     4 Ku-band transponders;

            in each case as identified and described in Annex A hereto.

      2.4.2 As to the Remaining Loral Transponders, which are subject to the APT Leasehold Interest, APT agrees that, subject to the provisions of Paragraph 2.4.4 below and the relevant payment by Loral Orion pursuant to Paragraph 3.1 below, the entire APT Leasehold Interest in the Remaining Loral Transponders shall be terminated as follows:

                  - as to 4 transponders on each of the fourth and fifth anniversaries of the Satellite's in-service date (each such date, including any accelerated take up date as described in Paragraph 2.4.3 below, a "Termination Date").

            The termination of the relevant APT Leasehold Interest shall become automatically and immediately effective with respect to any Remaining Loral Transponder on the date that Loral Orion makes the termination payment with respect to such transponder as provided in Paragraph 3.1 below by wire transfer of funds into the following bank account (the "Designated Account"):

                         Company name: APT Satellite Company Limited
                         Bank:  Bank of China (Hong Kong) Limited
                         Bank Branch:  Bank of China Tower Branch
                         Bank Address:  1 Garden Road, Hong Kong
                         Account No.: 012-875-9-223700-5
                         Swift Code:  BKCHUS33

            Upon such termination, Loral Orion shall have no further obligation or liability in respect of such Remaining Loral Transponder under the APT Lease Agreement, and APT shall have no further right or interest, whatsoever, in


                                  PROPRIETARY
            respect of such Remaining Loral Transponder. APT shall cooperate with and assist Loral Orion from time to time as required to evidence any such termination and Loral Orion's interest in the Loral Transponders for which the APT Leasehold Interest has been terminated as set forth in this Agreement, including without limitation, executing an acknowledgement of termination or such other documents as Loral Orion may reasonably request to evidence its interest in the applicable transponders.

            Subject to Loral Orion's acceleration rights to earlier termination as set forth in Paragraph 2.4.3 below, the termination schedule for the Remaining Loral Transponders is set forth in Annex B hereof.

      2.4.3 Loral Orion shall have the right at its option to accelerate the date on which it terminates the APT Leasehold Interest as provided in Paragraph 2.4.2 of this Agreement in one (1) of the standard frequency C-band Remaining Loral Transponders and any or all of the extended frequency C-band and Ku-band Remaining Loral Transponders; provided however that Loral Orion may not, without APT's prior written consent, exercise such acceleration right with respect to any Remaining Loral Transponder that is then subject to a sub-lease agreement with a customer or otherwise subject to the contractual rights of a customer, including any contractually provided renewal term, if the expiration date of such sub-lease agreement or other contractual rights shall be later than Loral Orion's proposed accelerated termination date.

      2.4.4 With respect to Loral Orion's obligation to make termination payments to APT as set forth in Paragraph 3.1 below with respect to the Remaining Loral Transponders, APT shall bear the risk of loss with respect to any such transponder until the termination payment is made by Loral Orion in respect of such transponder in accordance with Paragraph 3.1. Accordingly, Loral Orion shall have no obligation to make the termination payment in respect of any Remaining Loral Transponder if such transponder (i) fails to meet the requirements set forth on Annex E hereto on the relevant Termination Date, or (ii) for which APT has submitted an insurance claim.

            Loral Orion shall be obligated to terminate and pay the related termination payment for a Remaining Loral Transponder in accordance with Paragraph 3.1 of this Agreement, even if APT shall have previously received a warranty payback or transponder performance-based reduction in the amount of the final milestone payment by APT under the SS/L Contract in respect thereof, if (i) neither of the requirements set forth in the preceding sentence has been met and (ii) the termination payment to be made by Loral Orion to APT to terminate the APT Leasehold Interest in such transponder shall be reduced by an amount equal to the amount of such warranty payback and/or the amount of such final milestone payment reduction, as applicable, that relates to such transponder.


                                  PROPRIETARY

2.5   Reserved

2.6   Respective Interests in the Satellite

      A table of APT's and Loral Orion's respective interests in the Satellite's transponders after each scheduled Termination Date is set forth in Annex C.

2.7   Economic Interest Prior to Title Transfer.

      2.7.1 Notwithstanding that the SS/L Contract calls for performance from SS/L to APT only, APT acknowledges and agrees that, prior to the time that title to the Satellite is transferred by SS/L to Loral Orion pursuant to the SS/L Contract, Loral Orion has a vested economic interest in the SS/L Contract, including but not limited to work-in-progress thereunder, to the extent of the following:

            (i) the reduction in APT's purchase price for the Satellite and other deliverable items under the SS/L Contract, effected by Amendment No. 3 to the SS/L Contract and the Settlement Agreement dated November 16, 2003 between APT, SS/L and Loral Orion;

            (ii) payments made by Loral Orion to SS/L for the redesign of Ku-band Beam #2 pursuant to Paragraph 5.2 of this Agreement; and

            (iii) payments made or launch deposits (or other similar
                  prepayments) applied by Loral Orion toward launch services for the Satellite.

      2.7.2 APT represents and warrants to Loral Orion that any pledge or assignment of its interest under the SS/L Contract to its lenders shall not extend to Loral Orion rights and interests set forth in Paragraph 2.7.1 above.

2.8 Management Agreement. The Parties acknowledge and agree that notwithstanding their respective economic interests in the Satellite, certain decisions regarding the Satellite shall be made in accordance with the terms and conditions of the Management Agreement and that they shall exercise their rights with respect to their interests in the Satellite in accordance with such Agreement.

                                    ARTICLE 3
                                  PAYMENT PLAN

3.1 Subject to the provisions of Paragraphs 2.4.3, 2.4.4 and 3.2, Loral Orion shall pay APT as follows to terminate the APT Leasehold Interest in the Remaining Loral Transponders as provided in Paragraph 2.4.2 of this
      Agreement:


                                  PROPRIETARY

      (a) On the fourth anniversary of the Satellite's in-service date, US$18,132,400 to terminate the APT Leasehold Interest in the 4 additional transponders specified on Annex B hereto.

      (b) On the fifth anniversary of the Satellite's in-service date, US$18,132,400 to terminate the APT Leasehold Interest in the 4 additional transponders specified on Annex B hereto.

      All payments to be made to APT hereunder shall be made by wire transfer of immediately available funds in U.S. dollar currency to the Designated Account.

3.2 The total price set forth in Paragraph 3.1 above to terminate the APT Leasehold Interest in the Remaining Loral Transponders as provided in Paragraph 2.4.2 of this Agreement shall at all times equal 16% of the cost of constructing (exclusive of the modification costs described in Paragraph 5.2 below (the "Modification Costs") but including the costs for the ground system under the Ground Equipment Contract and launching the Satellite (collectively the "Satellite and Launch Costs") and 32% of the cost of insuring the Satellite under the two insurance policies brokered by Willis Inspace as described in Paragraph 3.4 below but excluding any costs related to the Additional Insurance Amount (the "Loral Insurance Cost"). The Satellite and Launch Costs shall consist of any payment, liability or other amount paid or incurred by APT or Loral Orion under the SS/L Contract, the Ground Equipment Contract, the Related Orion Agreement or the LSA, excluding the Modification Costs or any payment, liability or other amount paid or incurred by APT or Loral Orion as a result of such Party's willful misconduct, gross negligence or material breach of the relevant agreements (other than any such breach resulting from joint action or decision of APT and Loral Orion). If subsequent to the date of this Agreement, there shall be any increase or decrease in the Satellite and Launch Costs or the Loral Insurance Cost (including as a result of the operation of the first paragraph of Article 13.5 of the SS/L Contract and the analogous provision in the Related Orion Agreement) such that the sum (the "Allocable Share of Project Cost") of (i) 16% of the Satellite and Launch Costs and (ii) 32% of the Loral Insurance Cost shall be other than US$36,264,800, then the total price to terminate the APT Leasehold Interest in the Remaining Loral Transponders shall be adjusted accordingly, after taking into account which Party shall have borne the additional cost or received the benefit of any decrease in price.

3.3   Reserved.

3.4 The Launch Insurance (as defined) for the Satellite will be divided into three policies, among which two policies will have an aggregate insured value of approximately US$115 million to be brokered by Willis Inspace and a third policy, which will also have an insured value of approximately US$115 million to be brokered by Marsh McLennan. Loral Orion shall be responsible for 68% (approximately US$14,584,300) of the gross insurance premiums related to the two policies for Launch Insurance brokered by Willis Inspace, with APT being responsible for the remaining 32% (approximately US$6,863,200). If Loral Orion increases the aggregate insured value


                                  PROPRIETARY

      (the "Additional Insurance Amount") over US$115 million for the launch insurance brokered by Willis Inspace, then APT shall not be responsible for the insurance premiums relating to such Additional Insurance Amount and Loral Orion shall be responsible for 100% of such additional insurance premiums. APT shall be responsible for 100% of the gross insurance premiums related to the policy for Launch Insurance brokered by Marsh McLennan. Such insurance shall consist of coverage commencing from Intentional Ignition to 365 days thereafter (the "Launch Insurance"). Loral Orion or its designee shall be the named insured and the loss payee in respect of the Initial Loral Transponders and APT or its designee shall be the named insured and the loss payee in respect of the remaining transponders on the Satellite with respect to the Launch Insurance; provided however, that if Loral Orion shall have accelerated the termination of the APT Leasehold Interest in any Remaining Loral Transponders so that such termination shall occur within the coverage period of the Launch Insurance, then APT agrees that it shall cause Loral Orion or its designee to be the named insured and the loss payee in respect of any Remaining Loral Transponders, the APT Leasehold Interest of which was terminated within such coverage period, effective as of the applicable Termination Date. Loral Orion shall be responsible for procuring at its own expense in-orbit insurance for the Loral Transponders following expiration of the coverage period of the Launch Insurance policies described above.

                                    ARTICLE 4
                            OPERATION OF TRANSPONDERS

Except as set forth in the Marketing Agreement, each of APT and Loral Orion shall be entitled to all revenues generated from the APT Transponders and the Loral Transponders, respectively.

                                    ARTICLE 5
                       THE SATELLITE AND RELATED CONTRACTS

5.1 The Satellite shall generally have such design and other specifications as are set forth in the SS/L Contract and in this Agreement.

5.2 The footprint of Beam #2 Ku-band transponders on the Satellite will be modified by SS/L as requested by Loral Orion, which modification costs shall be borne by Loral Orion. Such modifications, and the costs thereof, are set forth in Annex G hereto, which modifications are hereby approved by APT. In the event of any further modification to the footprint of Beam #2 Ku-band transponders, such further modifications, and the costs thereof, shall be agreed between SS/L and Loral Orion provided the modifications do not materially impact the Common Elements or the APT Transponders. If such modifications do materially impact the Common Elements or the APT Transponders, APT and Loral Orion shall jointly approve them pursuant to the Management Agreement.

5.3 Loral Orion acknowledges that it has reviewed the SS/L Contract and the Launch Services Agreement and agrees to all the terms and conditions contained therein and that


                                  PROPRIETARY
      it shall be bound by all actions taken by APT with respect thereto or with regard to the selection of the Launch Agency or with regard to the Launch Services Agreement, provided such action is taken in full compliance with the obligations of the Management Agreement.

5.4   Loral Orion acknowledges that:

      EXCEPT AND TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT, APT HAS NOT MADE, NOR DOES IT MAKE, ANY REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF DESIGN, OPERATION, CONDITION, QUALITY, SUITABILITY OR MERCHANTABILITY OR FITNESS FOR USE OR FOR A PARTICULAR PURPOSE, ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, WITH REGARD TO THE SATELLITE, AND APT HAS NOT MADE ANY WARRANTY WITH RESPECT TO THE PERFORMANCE OF ANY LAUNCH VEHICLE.

5.5 Loral Orion agrees to be bound by the no-fault, no-subrogation inter-party waiver of liability and related indemnity provisions provided in the Launch Services Agreement and to cause its contractors and subcontractors at any tier (including suppliers of any kind) that are involved in any performance of this Agreement and any other person who through Loral Orion has an interest in the Satellite or any transponder thereon, as required by the Launch Services Agreement, to accede to such waiver. Loral Orion shall execute and deliver any instrument that may be reasonably required by the Launch Agency to evidence its agreement to be bound by such waiver. In no event shall such no-fault, no-subrogation inter-party waiver and related indemnity provisions have any effect on the rights, obligations, and liabilities of and between Loral Orion and APT under this Agreement or under the other Transaction Documents.

5.6 APT and Loral Orion hereby agree that in the event any payment (whether in the form of a refund, reduction or damages) is made by the Launch Agency in respect of the LSA, APT and Loral Orion shall agree in good faith upon an allocation of such payment between the two parties consistent with the intent of the parties and the principles set forth in this Agreement. Each of APT and Loral Orion hereby agrees that to the extent that it receives any such payment, whether from the Launch Agency or otherwise, that is in excess of its agreed upon allocated amount, it shall promptly remit any such excess amount to the other Party.

5.7 APT and Loral Orion agree that in the event that either of them issues an invoice to SS/L where the right to payment depends upon the respective interests of APT and Loral Orion in the Satellite, it shall provide a copy of such invoice to the other Party and that the SS/L Contract and the Related Orion Agreement, as the case may be, shall provide that SS/L shall not pay any invoice to which the other Party has notified SS/L of an objection within 15 days after the date of issuance thereof.


                                  PROPRIETARY

                                   ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Each of the parties, as of August 26, 2003, hereby represents and warrants to the other, as follows:

6.1 Organization and Standing. It is a company with limited liability duly organized, validly existing and in good standing under the laws of the place of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would neither have a material adverse effect on its financial condition, business or results of operation nor materially impair or delay its ability to consummate the transactions contemplated hereby (a "Material Adverse Effect").

6.2 Authority Relative to this Agreement. Subject to any approval of the U.S. Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") that may be required, in the case of Loral Orion, it has all corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, and to perform all of its obligations hereunder and thereunder. Its execution and delivery of this Agreement and the other Transaction Documents, and its performance of its obligations hereunder and thereunder have been duly authorized by all necessary and proper corporate action. This Agreement and the other Transaction Documents have been duly executed and delivered by it and constitute the legal, valid and binding obligations, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights and subject, as to enforceability, to general principles of equity (regardless whether enforcement is sought in a proceeding in equity or at law).

6.3 Noncontravention. Subject to any approval of the Bankruptcy Court that may be required, in the case of Loral Orion, its execution and delivery of this Agreement and the other Transaction Documents, its performance of its obligations to be performed hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not (i) contravene or conflict with its memorandum and articles of Association, by-laws or other organizational documents; (ii) contravene or conflict with or constitute a violation of any provision of any laws or license to which it or any of its properties or assets is subject; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, cause it to make an offer to purchase under, create in any party the right to accelerate, terminate, modify or cancel, require any notice or give rise to a loss of any benefit under, any contract, lease, lien or other arrangement to which it is a party or by which is bound or to which any of its properties or assets is subject or result in the creation or imposition of any liens on any of its assets, other than any loss of benefit, lien or any other such event which would not have a Material Adverse Effect.


                                  PROPRIETARY

6.4 Governmental Proceeding; Litigation. Except for the Consent Agreement dated January 9, 2002 entered into by Loral Space & Communications Ltd. with the U.S. Department of State, any order of the Bankruptcy Court that may be issued approving this Agreement and any export control approvals, licenses, technical assistance or other similar agreements obtained to date or required by applicable law, there is not in effect any judgment, order, writ, decree, stipulation or injunction by or with any governmental entity to which it or any of its Affiliates is party or by which it or any of its Affiliates or any properties or assets of any of the foregoing is bound, and which relates to or affects this Agreement or the transactions contemplated hereby, and neither it nor any of its Affiliates is party to, engaged in or, to its Knowledge, threatened with any Action which relates to or affects this Agreement or the transactions contemplated hereby, and, to its Knowledge, no event has occurred and no condition exists which could reasonably be expected to result in any such Action. Neither it nor any of its Affiliates is in default under or with respect to any judgment, ruling, order, writ, decree, stipulation or injunction of the type described in this Paragraph.

                                    ARTICLE 7
                        LEASE OF ADDITIONAL TRANSPONDERS

7.1 Loral Orion may elect to lease or sub-lease from APT additional standard C-band frequency transponders on the Satellite or on APSTAR VI, if available. Loral Orion shall give written notice to APT of its desire to lease or sub-lease an additional transponder, which notice shall identify the desired number of transponders, the proposed lease term, and the desired protection level. APT shall respond within fifteen (15) days of receipt of such notice, as to whether such transponder is available. If APT responds that such transponder is available, it shall propose the terms and conditions for such lease or sub-lease. APT agrees that such terms and conditions shall reflect the fact that Loral Orion is entitled to "most favored customer" status in respect of such lease, subject to all relevant terms being equal. The parties agree that they will look to APT's leases in the ordinary course of business with wholesale customers (as opposed to retail customers) for purposes of determining "most favored customer" status and the parties shall negotiate the terms of any such lease on an arms length basis. APT may decline to lease additional transponder(s) to Loral Orion under this Paragraph 7.1, even if available, if Loral Orion's proposed term for such lease is less than twelve (12) months. Further, if the term of such lease arrangement is to the End of Life of the Satellite or APSTAR VI, as the case may be, Loral Orion shall have follow-on rights to continue such lease arrangement in respect of the relevant successor satellite on terms and conditions substantially similar to those set forth under the original lease arrangement, except for price, which shall be agreed upon by the parties, based on the "most favored customer" pricing then available on such successor satellite.

7.2 Loral Orion may also elect to lease the transponders on APSTAR I, if available, that correspond to the standard C-band Initial Loral Transponders on the Satellite, on the most favored customer terms described in Paragraph 7.1 above. Loral Orion shall give written notice to APT of its desire to lease an additional transponder, which notice shall


                                  PROPRIETARY
      identify the desired number of transponders, the proposed lease term, and the desired protection level. APT shall respond within fifteen (15) days of receipt of such notice, as to whether such transponder is available, and if so, shall propose the terms and conditions for such lease.

                                    ARTICLE 8
                                   [RESERVED]

                                    ARTICLE 9
                                  ORBITAL SLOT

9.1   Coordination Activities.

      9.1.1 APT shall keep Loral Orion fully informed of the status of all coordination activities relating to the Orbital Slot and shall, if so requested by Loral Orion, allow Loral Orion to participate in such activities, subject to the restrictions of OFTA and other relevant governmental authorities and of any license arrangements with regard to the Orbital Slot. APT agrees that it will not, without Loral Orion's prior written consent, take any action or enter into any agreement in relation to the Orbital Slot that materially impacts the Loral Transponders or involves the payment of money or other financial accommodation which will be borne by Loral Orion. APT shall use its reasonable best efforts to fully enforce the terms of coordination agreements entered into for the benefit of the Satellite or any successor satellite.

      9.1.2 APT has taken all actions required of APT to date to coordinate the Satellite in the Orbital Slot. Annex F sets forth (i) all material restrictions on the Satellite resulting from coordination activities as of August 26, 2003, (ii) all material agreements or commitments relating to coordination proceedings for the Orbital Slot and all Summary Record Documents, true and complete copies of which were previously provided to Loral, (iii) lists of all the countries and operators with which the operator of the Satellite has been or will be required to enter into coordination discussions and the status of those discussions.

      9.1.3 APT will use its reasonable best efforts so that (i) the Loral Transponders will not suffer from any unacceptable restrictions, as reasonably determined by Loral Orion (after consultation with APT), with regard to allowing unencumbered carrier loading on the transponders and (ii) operation of the Loral Transponders will be free of unacceptable interference, as reasonably determined by Loral Orion (after consultation with APT), from adjacent satellite operations, subject however in each case to any regulatory restrictions or restrictions contained in coordination agreements relating to the Orbital Slot presently existing or permitted under Paragraph 9.1.1. APT will use its reasonable best efforts so that Loral Orion may place either analog or digital


                                 PROPRIETARY
            carriers on the Loral Transponders without restrictions as full transponders, single channel per carrier, or multiple channels per carrier.

9.2   License Rights.

      APT shall, in consultation with Loral Orion,

      (a) make all regulatory filings and take such other actions on a timely basis with the MII, the OFTA, TongaSat, the ITU and the applicable governmental entities of those jurisdictions to which the Satellite may provide coverage, as may be necessary or appropriate to secure and maintain its rights to utilize the Orbital Slot, including without limitation, using its best efforts to preserve the unencumbered and unrestricted use of the Orbital Slot and diligently prosecuting renewal of the ITU authorization during a reasonable period prior to its scheduled expiration date;

      (b) use its best efforts to achieve, maintain and renew notification for the Orbital Slot at the ITU and have the filing entered in the ITU Master Frequency Register; and

      (c) make such filings as Loral Orion may reasonably request, including filings to expand the frequencies and coverage area of the Orbital Slot.

9.3 APT shall use its best efforts to provide Loral Orion with quiet enjoyment of the Orbital Slot.

9.4 APT shall keep Loral Orion fully informed with regard to its license agreements and all regulatory filings, correspondence and notices from or with MII, OFTA, TongaSat, the ITU and relevant governmental entities relating to the authorization to use the Orbital Slot.

9.5 Loral Orion and APT will share the Orbital Slot license fees payable to TongaSat pursuant to the Licence Agreement entered into between APT and TongaSat dated July 8, 2003 (the "Slot License Agreement") as follows:

      (a) APT shall pre-pay US$4 million to TongaSat (the "Orbital Slot Prepayment").

      (b) Commencing with the completion of in-orbit testing of the Satellite ("IOT") and continuing through the fifth anniversary of IOT, a fee of $1.1 million per year, which fee will be payable quarterly in arrears and shared between APT and Loral Orion in a ratio equal to the ratio between the number of transponders in each Party's Payload during the period in question (pro rated for any change in relative interest during such period). Pursuant to the Slot License Agreement, in recognition of


                                 PROPRIETARY

            APT having made the Orbital Slot Prepayment, during the five-year period commencing from completion of IOT, APT shall receive a credit of US$800,000 per year (that is, US$200,000 per quarter), and such credit shall be applied towards payment of the license fee described in this clause (b). The balance of the license fee referred to in this clause (b), payable for each of the first five years after IOT shall be US$300,000 per year.

      (c) Commencing with the sixth anniversary of IOT and through the fifteenth anniversary of IOT, a fee of $1.175 million per year, which fee will be payable quarterly in arrears and shared between APT and Loral Orion in a ratio equal to the ratio between the number of transponders in each Party's Payload during the period in question (pro rated for any change in relative interest during such period).

      (d) Commencing with IOT and continuing through the fifteenth anniversary of IOT, Loral Orion and APT shall provide to TongaSat, free of charge, use of 1/2 of a standard C-band transponder and 1/2 of an extended C-band on the Satellite, to be allocated between APT and Loral Orion in a ratio equal to the ratio between the number of transponders in each Party's Payload during the period in question (pro rated for any change in relative interest during such period), with the exact identification of transponder capacity to be mutually agreed by Loral Orion and APT.

      (e) Loral Orion agrees to reimburse APT (in the same proportion as that applicable for the license fee as set forth in clause (b) above) for the interest charges incurred by APT (not to exceed LIBOR plus 1.5% per annum with interest calculated on the basis of a year of _360 days) to effect the Orbital Slot Prepayment. For purposes of calculating the foregoing interest charges, the principal amount of the loan shall be deemed reduced by US$200,000 per quarter starting with the first quarter after IOT until the fifth anniversary of the IOT, at which time the loan shall be deemed to be paid in full and thereafter no further interest charges shall be incurred.

      (f) Within 15 days after IOT, and thereafter, at least 30 days prior to each quarterly payment date as set forth below, APT shall deliver to Loral Orion an invoice showing, in reasonable detail and with such supporting documentation as Loral Orion may reasonably request, the amount for which APT is seeking reimbursement from Loral Orion in relation to either the license fee payable for the relevant quarter under clause (b) above and/or interest on the Orbital Slot Prepayment as set forth in clause (e) above. The first reimbursement date shall be 30 days after IOT and shall cover Loral Orion's share of the interest expense on the Orbital Slot Prepayment which has accrued from the date on which the prepayment was first made to TongaSat by APT through IOT. Thereafter, the reimbursement date shall coincide with the quarterly payment date for the license fee to TongaSat as set forth in clause (b) above and shall cover Loral Orion's share of the license fee and the interest expense on the Orbital Slot Prepayment for the relevant quarter.


                                 PROPRIETARY

            APT and Loral Orion agree that except as set forth in this Paragraph 9.5, no other amounts shall be payable by Loral Orion with regard to the Orbital Slot, except as may be incurred by Loral Orion with respect to its participation in coordination activities as contemplated by Paragraph 9.1.1 above.

                                   ARTICLE 10
                                 LANDING RIGHTS

      10.1 APT and Loral Orion will each cooperate with, and assist the other, on a reasonable best efforts basis, in obtaining such consents, and otherwise complying with such requirements, as may be required or imposed, from time to time, by the governments of the People's Republic of China and the United States in connection with the use of transponders on the Satellite, in each case to the extent such approval or compliance is needed for a Party's transponders to be allowed to provide service in the People's Republic of China or the United States, respectively.

      10.2 Each of APT and Loral Orion agrees, and each will require any lessee, sub-lessee or user of any transponder to agree, to restrict its use of the transponders to transmission only for any lawful purpose and agrees to comply in all material respects with all applicable laws and government regulations.

                                   ARTICLE 11
                           SUCCESSOR SATELLITE RENEWAL

      11.1 Loral Orion shall have the right, but not the obligation, to participate in the ownership of up to forty-six percent (46%) of the transponder capacity on the successor satellite, if any, to the Satellite or the number of transponders on Loral Orion's Payload at the End of Life of the Satellite, whichever is greater; provided it exercises such right by giving written notice thereof to APT no later than three (3) years before the scheduled End of Life of the Satellite, as notified by APT in writing to Loral Orion.

      11.2 The terms and conditions of such participation shall be substantially similar to the terms hereof (including but not limited to transponder types and specific transponder assignments and rights with respect to a successor satellite) except the percentage of cost to be borne by Loral Orion shall be equal to the percentage of its ownership interest in the successor satellite (e.g., Loral Orion will bear 46% of the cost if its ownership interest in the successor satellite is 46%) and for appropriate adjustments based on satellite capabilities and cost; provided however that if Loral Orion shall participate in less than forty percent (40%) of Adjusted Transponder Capacity, the price shall not be at cost, but rather shall be calculated using a cost-plus formula based on the percentage of Adjusted Transponder Capacity taken up, as follows:

                                 PROPRIETARY

        Percentage of Adjusted Transponder Capacity     Price Calculation
        -------------------------------------------     -----------------
                          1 - 4%                          Cost plus 40%
                          5 - 9%                          Cost plus 35%
                         10 - 14%                         Cost plus 30%
                         15 - 19%                         Cost plus 25%
                         20 - 24%                         Cost plus 20%
                         25 - 29%                         Cost plus 15%
                         30% - 34%                        Cost plus 10%
                         35 - 39%                         Cost plus 5%
                        40% - 100%                            Cost

      11.3  "Adjusted Transponder Capacity" shall equal

            (a) the amount of the transponder capacity on the Satellite, if the transponder capacity on the successor satellite is greater than the transponder capacity on APSTAR V; or

            (b) the transponder capacity on the successor satellite, if the transponder capacity on the successor satellite is less than the transponder capacity on APSTAR V.

      11.4 If APT decides not to launch a replacement satellite into the Orbital Slot having capacity and capability that is the same as or better than that of the Satellite, Loral Orion shall be offered the first opportunity to replace the Satellite, including assignment, subject to any necessary consents, of the TongaSat and ChinaSat orbital slot agreements and any other relevant licenses so that replacement can occur before the End of Life of the Satellite. If such assignment cannot be effected in whole or in part, then APT and Loral Orion shall enter into an agreement to enable Loral Orion to use the Orbital Slot with respect to such license rights which cannot be assigned. If Loral Orion launches a replacement satellite, APT shall have the same rights, mutatis mutandis, as Loral Orion to participate in the ownership of capacity in the successor satellite as set forth in Paragraphs 11.1 through 11.3 above.

      11.5 If the Parties elect to launch a replacement satellite for the Satellite, then:

            (a) APT shall provide the services for such replacement satellite pursuant to the terms and conditions of a Satellite Services Agreement substantially similar to the form of the Satellite Services Agreement dated December 10, 2002 (the "Model Agreement"), except for price, which the Parties shall negotiate in good faith based on the principle that the price for the services to be delivered shall (i) be established at a cost-based rate (as opposed to a demand-based rate) that is intended to minimize the Parties' cost basis in their respective transponders, (ii) reflect a service price / service cost ratio similar to the service price / service cost ratio created by the Model Agreement, and (iii) take into account such additional factors as the inflation and satellite technology changes that have occurred since the Model Agreement was entered into; and


                                 PROPRIETARY

      (b) the Parties agree to enter into a new management agreement with respect to such replacement satellite on substantially the same terms and conditions as those contained in the form of Management Agreement dated December 10, 2002.

                                   ARTICLE 12
                 EFFECTIVE DATE OF THIS AGREEMENT; NO ASSUMPTION

12.1 This Amended and Restated Agreement shall become effective on the date (the "Effective Date") that this Agreement is approved by the Bankruptcy Court.

12.2  [Reserved]

                                   ARTICLE 13
                                     PLEDGES

13.1 Neither APT nor Loral Orion shall have the right to pledge, mortgage, charge, grant any security interest in or otherwise encumber all or part of its interest in the Satellite, except for the purpose of security relating to financing (whether new or existing), and then only provided that:

      (a) such Party shall remain liable for all obligations hereunder relating to such interest;

      (b) the encumbrance shall be subject to any necessary approvals or restrictions of any relevant governmental authority or telecommunications administration; and

      (c) Either (x) satisfactory arrangements as agreed between the parties (including a party's lenders) shall have been made to recognize and protect the rights of the other party under this Agreement and the Transaction Documents or (y) the rights of such secured party with respect to any such interest in the Satellite shall at all times be subject to the rights of the other Party under this Agreement and the other Transaction Documents.

13.2 Notwithstanding anything to the contrary set forth in Paragraph 13.1 above, Loral Orion agrees that it shall not pledge, mortgage, charge, grant any security interest in, or otherwise encumber all or part its interests in any transponders on the Satellite that is then subject to the APT Leasehold Interest or the Common Elements associated therewith (collectively any "Lien"), for any purpose except for any Lien incurred pursuant to the next sentence. Loral Orion agrees that it will submit to the Bankruptcy Court a request to approve the grant by Loral Orion of a Lien in favor of APT's banks with respect to Loral Orion's ownership interest in the APT Transponders and the Remaining Loral Transponders, but with respect to any Remaining Loral Transponder, only for so long as such transponder is subject to the APT Leasehold Interest, and to the extent such approval is obtained, to grant such Lien


                                 PROPRIETARY
      in the manner and to the extent so approved provided that the foreclosure of any such Lien shall be subject to the export control laws and regulations of the United States.

                                   ARTICLE 14
                                    TRANSFER

14.1 In the event APT or Loral Orion desires to transfer (other than sales to customers in the ordinary course of business in the form of long term leases or otherwise) all or part of its interest in the Satellite other than to an Affiliate, such transfer shall be subject to a right of first offer in favor of the other party in accordance with the terms, conditions and procedures of which are set forth in the Management Agreement. A Party's interest in the Satellite that is subject to any such right of first offer obligation shall consist, in the case of APT, of the APT Leasehold Interest and in the case of Loral Orion, of the Loral Transponders not subject to the APT Leasehold Interest and the Common Elements. In addition, Loral Orion agrees that any transfer by it of its ownership interest in the transponders on the Satellite that are subject to the APT Leasehold Interest shall be accompanied by a concomitant assignment of its rights and obligations under the APT Lease Agreement.

14.2 In the event the other party declines to exercise its right of first offer or such right of first offer is not otherwise applicable as provided in the Management Agreement, the transferring party may transfer its interests to a third party in accordance with the terms set forth in the Management Agreement, provided the transferee agrees to be bound by the relevant terms of this Agreement and the Transaction Documents (but excluding the APT Lease Agreement, which will be assumed by the transferee only to the extent permitted under Section 15 of the APT Lease Agreement) and any necessary governmental approvals required in connection with maintaining the right to use the Orbital Slot have been obtained.

14.3 In the event APT transfers its interest in the Satellite to a third party, APT shall remain fully obligated to Loral Orion, regardless of such third party's agreement to be bound by the terms of this Agreement, with regard to the performance of all obligations set forth herein that do not pertain or relate exclusively to the Satellite, including but not limited to obligations regarding the Orbital Slot, APSTAR I, APSTAR VI, and any successor satellite.

                                   ARTICLE 15
                           RELATIONSHIP OF THE PARTIES

The rights and obligations of the parties hereunder shall be individual, not joint or collective. It is not the intention of the parties to create, nor shall this be deemed or construed to create a partnership, joint venture, association or trust, or as authorizing any party to act as an agent, servant or employee for any other party for any purpose except as explicitly set forth herein.


                                 PROPRIETARY

                                   ARTICLE 16
                                      TAXES

Each of APT and Loral Orion shall be responsible for the payment of any and all taxes assessed on the construction, use and operation of its respective Payload.

                                   ARTICLE 17
                                ENTIRE AGREEMENT

This Agreement and the other Transaction Documents together constitute the entire agreement and understanding between the parties in connection with the transactions hereby contemplated. The Transaction Documents supersede all previous agreements, arrangements and understandings between the parties with regard to such transaction which shall cease to have any further force or effect. No party is entering into any of the Transaction Documents or any of the arrangements hereby contemplated in reliance upon any representation, warranty or undertaking which is not expressly set out or referred to in any of the Transaction Documents.

                                   ARTICLE 18
                    TERMINATION AND CERTAIN BANKRUPTCY EVENTS

18.1  This Agreement may be terminated as follows:

      (a) By mutual written agreement of the parties;

      (b) By either party by written notice to the other and in accordance with
      Article 20 hereof in the event of a default by the other party provided such default meets the requirements stated in said Article 20; and

      (c) By the Non-Force Majeure Party, by giving at least thirty (30) days' prior written notice to the Force Majeure Party, if an event of force majeure as described in Article 19 below prevents the Force Majeure Party from performing its fundamental obligations hereunder for a period of more than 120 days.

18.2 Termination of this Agreement shall not affect: (i) either Party's obligations under any other Transaction Document, (ii) Loral Orion's title to the Satellite (including without limitation any Remaining Loral Transponder for which the APT Leasehold Interest shall have been terminated as provided in Paragraph 2.4.2), (iii) APT's Leasehold Interest, or (iv) either party's obligations pursuant to Articles 9, 10, 11, and 13 of this Agreement, which obligations shall expressly continue for so long as both parties possess an economic interest in the Satellite.


                                 PROPRIETARY

                                   ARTICLE 19
                                  FORCE MAJEURE

19.1 Neither party shall be liable for nonperformance or delays in performance when caused by acts or events which are beyond the reasonable control of the delayed party, including but not limited to the following: acts of God, acts of the public enemy, acts of civil or military authority, governmental priorities, strikes or other labor disturbances, hurricanes, earthquakes, fires, floods, epidemics, embargoes, war, and riots. In the event of any such delay the date of delivery or of performance of the obligation affected by the force majeure event shall be extended for a period equal to the effect of time lost by reason of the delay.

19.2 A party claiming delay in delivery or performance due to an event of force majeure as set forth herein (the "Force Majeure Party") shall send written notice thereof and a statement of particulars to the other party (the "Non-Force Majeure Party") within a reasonable time.

19.3 The party affected shall take appropriate measures to minimize or remove the effects of the event of force majeure and, within the shortest time possible, shall attempt to resume performance of the obligations affected by the event of force majeure.

19.4 Each party shall use its reasonable best efforts to minimize the losses and damages caused and/or to be caused to the other party by an event of force majeure. Both parties shall consult as soon as possible to find an appropriate solution.

                                   ARTICLE 20
                                     DEFAULT

20.1 Monetary Default. Should either APT or Loral Orion fail to make timely payment of any amount required hereunder in accordance with the provisions defined herein, and such failure to pay shall have continued for a period of three (3) months, the party in breach shall pay interest to the other party at the 30-day LIBOR rate plus two percent (2%) per annum in respect of the amounts in arrears. Such interest shall be calculated on a daily basis from the date payment was due until the date payment is received by the non-breaching party. Should the party in breach continue to fail to make such payment for a period of nine (9) months in the aggregate, then in addition to the interest amount due from the breaching party, the other party shall have the right to terminate this Agreement and to claim damages from the party in breach in accordance with the provisions of Paragraph 20.4 hereof.

20.2 Non-Monetary Default. Should either APT or Loral Orion fail to cure a material breach of any provisions of this Agreement (other than provisions regarding payment of monies, which are provided for in Paragraph 20.1 above) within forty-five (45) days after receipt of written notice from the other party outlining such breach, then the other, non-breaching party shall have the right to terminate this Agreement (but, for the


                                 PROPRIETARY
      avoidance of doubt, without prejudice to the APT Leasehold Interest) and to claim damages from the party in breach in accordance with the provisions of Paragraph 20.4 hereof.

20.3 In the event Loral Orion fails to make timely payment of any amount due on a Termination Date pursuant to Paragraph 3.1, APT shall retain its leasehold interest in the related Remaining Loral Transponders (and all other Remaining Loral Transponders for which payment has not yet been made in full) and all proceeds therefrom and shall not be required to obtain Loral Orion's consent to enter into commercially reasonable lease agreements for such Remaining Loral Transponders, even if such lease or other rights would extend beyond the relevant Termination Date but Loral Orion's consent right with respect to future lease agreements which extend beyond the relevant Termination Date shall be reinstated at such time as it shall have cured its payment default. If such delay continues for a period of nine (9) months after the scheduled Termination Date, Loral Orion shall no longer be entitled to terminate the APT Leasehold Interest in the relevant Remaining Loral Transponders as provided in Paragraph
      2.4.2 of this Agreement.

20.4 If the other party suffers any cost, liability or loss as a direct result of a material breach of this Agreement by any party, and such breach shall not have been cured by such party within forty-five (45) days from receipt of notice of breach, the party in breach shall indemnify and hold the non-breaching party harmless in respect of any such cost, liability or loss; provided always, however, that in no event shall a party be liable under any theory of tort, contract, strict liability, or other legal or equitable theory, for any indirect, special, incidental, or consequential loss or damage (including without limitation, loss of profit or business opportunity).

                                   ARTICLE 21
                                 CONFIDENTIALITY

21.1 No press release, announcement or disclosure to a third party concerning the transactions contemplated hereby will be made by any party hereto without the prior consent of the other party hereto, except as such release, announcement or disclosure may be:-

      (a)   required by law or the rules of any applicable securities exchange;

      (b) necessary to be made to a party's lenders for financing purposes provided that such lenders agree to maintain the confidentiality of any such disclosed information on customary and reasonable terms; or

      (c) is or becomes publicly known, otherwise than as a consequence of a breach of this Agreement.


                                PROPRIETARY

      21.2 The parties have entered into a Confidentiality Agreement covering disclosure of information that may be made in connection with the parties' performance under the Transaction Documents. The rights and obligations thereunder shall apply to all such proprietary information disclosed in the implementation or performance of this Agreement.

                                   ARTICLE 22
                                   ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder may be assigned without the prior written consent of the other party except for (i) assignments, in whole or in part, to an Affiliate, provided that notwithstanding any such assignment to an Affiliate, the assigning party shall, unless otherwise consented to by the other party, nevertheless remain responsible for all obligations hereunder; and (ii) assignments by way of security to any entity for the purpose of security relating to financing, subject to compliance with the requirements of Article 13 hereof, or otherwise with the written consent of the other Party. In the event that APT shall wish to assign its rights and obligations hereunder to an Affiliate, it may do so, provided however that Loral Orion will not be adversely affected or prejudiced by any assignment or delegation by APT to its Affiliate of its rights and obligations under the MII and OFTA filings and under the license agreements with TongaSat and ChinaSat with respect to the Orbital Slot.

                                   ARTICLE 23
                                  GOVERNING LAW

This Agreement and the Transaction Documents will be governed by and construed in accordance with the laws of the State of New York without giving effect to the choice of law principles therein.

                                   ARTICLE 24
                               DISPUTE RESOLUTION

In the event that a dispute arises out of or relates to this Agreement, Loral Orion and APT shall attempt to resolve such dispute through friendly consultation. If the parties are unable to resolve the matter in dispute through consultation within thirty (30) days following the date on which one party's request for consultation is delivered to the other party, the parties shall resolve the dispute through arbitration. The party shall submit the dispute to arbitration in Singapore to the Singapore International Arbitration Centre for resolution in accordance with the arbitration rules of that body, in which case:-

(a) there should be three (3) arbitrators (one appointed by each party and the third arbitrator appointed by the Singapore International Arbitration Centre);


                                 PROPRIETARY

(b)   all proceedings in any such arbitration shall be conducted in English; and

(c)   any such arbitration award shall be final and binding on the parties.

A dispute arising under this Agreement may be consolidated with any arbitration proceeding relating to the other Transaction Documents, and vice versa. The arbitrators may not limit, expand or otherwise modify the terms of this Agreement or award exemplary or punitive damages or attorney's fees. The arbitrators shall apply the substantive (not the conflicts) law of the state specified in the governing law provision set forth in Article 23 above. The award shall be in U.S. Dollars. Judgment upon the award rendered in the arbitration may be entered in any court having jurisdiction thereof. Unless otherwise determined by the arbitration award, each party shall bear its own expenses (including attorney's fees) and an equal share of the expenses of the arbitrators and the fees of the Singapore International Arbitration Centre. The parties shall require that the arbitrators and the arbitral body shall hold the existence, content and result of the arbitration in confidence. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending arbitration. A request by a party to a court for such injunctive relief shall not be deemed a waiver of the obligation to arbitrate.

                                   ARTICLE 25
                                     NOTICES

Any notice, request, demand, waiver, consent, approval or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand, by facsimile (with confirmation of receipt), or by DHL or other comparable international courier service, return receipt required, as follows:-

      If to Loral, to:
            Loral Orion, Inc.
            600 Third Avenue
            New York, NY 10016
            Facsimile No.: 212-338-5320

            Attention: General Counsel


                                 PROPRIETARY

      If to APT, to:
            APT Satellite Company Limited
            Rooms 3111-3112
            One Pacific Place
            88 Queensway
            Hong Kong
            Facsimile No.: 852-2522-0419

            Attention: Mr. Brian Lo and Mr. Wu Shou Kang

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed given when so delivered by hand or faxed, or two business days after being sent in the case of international courier service.

                                   ARTICLE 26
                                  MISCELLANEOUS

26.1  Headings

      The headings in this Agreement and the Annexes are inserted for convenience of reference only and shall not constitute a part hereof.

26.2  Severability

      Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

26.3  Expenses

      Except as specifically provided otherwise in this Agreement, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants and financial advisors.


                                 PROPRIETARY

26.4  Time of the Essence

      Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may be substituted by agreement in writing of the parties.

26.5  Amendment

      No variation or amendment of this Agreement shall be valid unless it is in writing and signed by or on behalf of both parties to this Agreement.

26.6  Waivers

      No failure or delay by any party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

26.7  Counterparts

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

26.8  Survival of Obligations

      The obligations of the Parties under this Agreement which by their nature logically would be expected to survive termination, cancellation, or expiration of this Agreement, including without limitation those set forth in Paragraphs 9, 10, 11, 13, 15, 17, 18, 20, 23, 24, 25, and 26, shall survive termination, cancellation, or expiration of this Agreement for the applicable time period specified in such section or, if no time period is specified, for a reasonable period of time under the circumstances.


                                 PROPRIETARY

THIS AMENDED AND RESTATED AGREEMENT HAS BEEN SIGNED THIS 26th DAY OFAUGUST, 2003, AND CONFORMED TO REFLECT THE AMENDMENTS SET FORTH IN THE SETTLEMENT AGREEMENT DATED NOVEMBER 16, 2003.

APT SATELLITE COMPANY LIMITED                LORAL ORION, INC.

By:_________________________________         By:_______________________________
Name:                                        Name:
Title:                                       Title:


                                 PROPRIETARY

                                   SCHEDULE 1
                                   DEFINITIONS

In this Agreement the terms set forth hereinafter shall have the meanings defined in this Article:

      "Action" means any action, suit or proceeding at law or in equity, arbitration, inquiry, investigation or governmental, administrative, regulatory or other proceeding by or before any governmental entity.

      "Adjusted Transponder Capacity" shall have the meaning set forth in Paragraph 11.3.

      "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

      "Agreement" means this agreement (including the Schedules and Annexes hereto), as the same may be amended, modified or supplemented from time to time in accordance with its terms.

      "APSTAR I" means the satellite with 24 C-Band transponders located at geostationary orbital slot at 138 degrees east longitude.

      "APSTAR VI" means the new satellite based on a SB4000 model satellite with 38 C-band and 12 Ku-band transponders to be built and delivered to APT by Alcatel Space Industries.

      "APT Transponders" shall mean all transponders on the Satellite that are not identified as Loral Transponders.

      "APT" shall have the meaning set forth in the preamble to this Agreement.

      "APT Lease Agreement" shall mean the Satellite Transponder Agreement referred to in the recitals to this Agreement.

      "APT Leasehold Interest" shall have the meaning set forth in Paragraph 2.1 hereof.

      "ChinaSat" means China Telecommunications Broadcast Satellite Corporation.

      "Common Elements" means the elements on the Satellite that are common to and/or shared by the Loral Orion Payload and the APT Payload.

      "Confidentiality Agreement" means the confidentiality agreement entered into by APT and Loral Orion on December 10, 2002 with respect to the confidentiality of proprietary


                                 PROPRIETARY
      information relating to the Satellite, as such contract may be amended from time to time in accordance with its terms.

      "Effective Date" shall have the meaning set forth in Article 12 hereof.

      "End of Life" means the date on which the actual orbital maneuver life of a satellite is permanently terminated.

      "Force Majeure Party" shall have the meaning set forth in Paragraph 19.2 hereof.

      "Hong Kong" means the Hong Kong Special Administrative Region of the PRC.

      "Initial Loral Transponders" shall mean the 17 Loral Transponders which are not subject to the APT Leasehold Interest as described in Paragraph
      2.4.1 hereof.

      "Ground Equipment Contract" means the contract which was entered into between APT and SS/L as of August 26, 2003 for the purchase of certain ground equipment and certain associated services.

      "Intentional Ignition" has the meaning set forth in the SS/L Contract.

      "Knowledge" means actual knowledge after reasonable inquiry and investigation.

      "Launch Agency" means the provider responsible for conducting the launch services for the Satellite pursuant to the Launch Services Agreement.

      "Launch Services" has the meaning set forth in the SS/L Contract.

      "Launch Services Agreement" or "LSA" means the contract dated December 20, 2002 entered into by SS/L, APT and Sea Launch Limited Partnership, which contract provides for launch services for the Satellite, as such contract may be amended from time to time in accordance with its terms.

      "Launch Vehicle" has the meaning set forth in the SS/L Contract.

      "LIBOR" means the rate of interest per annum, at any relevant time, at which thirty (30) day U.S. dollar deposits are offered at such time in the London interbank market.

      "Loral Orion" shall have the meaning set forth in the preamble to this Agreement.

      "Loral Transponders" shall have the meaning set forth in Paragraph 2.2 hereof.

      "Management Agreement" means the agreement entered into by APT and Loral Orion on December 10, 2002 with regard to the joint management of the use and operation of the transponders on the Satellite, as such contract may be amended from time to time in accordance with its terms.

      "Marketing Agreement" means the agreement entered into by APT and Loral Orion on December 10, 2002 with regard to the marketing of the Remaining Loral Transponders prior to their take up by Loral Orion, as such contract may be amended from time to time in accordance with its terms.


                                 PROPRIETARY

      "MII" means the Ministry of Information Industries of the PRC.

      "Non-Force Majeure Party" shall have the meaning set forth in Paragraph
      19.2 hereof.

      "OFTA" means the Office of Telecommunication Authority in Hong Kong.

      "Orbital Slot" means the geostationary orbital slot located at 138 degrees east longitude.

      "Orbital Sub-License Agreement" means the orbital slot sub-license agreement dated August 26, 2003 entered into between APT and Loral Orion.

      "Party" or "Parties" shall mean APT and/or Loral Orion.

      "Payload" of a party means the transponders on the Satellite to which such party has title free of the APT Leasehold Interest, in the case of Loral Orion, or leasehold interest, in the case of APT, on the date in question.

      "Person" means any individual, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization or other entity (including a governmental entity).

      "PRC" means the People's Republic of China, excluding, for purposes of this Agreement only, Hong Kong, Macau and Taiwan.

      "Related Orion Agreement" shall mean the agreement dated June 30, 2003 entered into between SS/L and Loral Orion, pursuant to which among other things, Loral Orion agrees to pay a portion of the purchase price of the Satellite, including the Launch Services, under the SS/L Contract as such contract may be amended from time to time in accordance with its terms.

      "Remaining Loral Transponders" shall mean all the Loral Transponders other than those which are identified and designated as Initial Loral Transponders.

      "Satellite" means the SS/L FS 1300 satellite designated to be built by SS/L pursuant to the SS/L Contract.

      "Services Agreement" means the agreement entered into by APT and Loral Orion dated December 10, 2002 with regard to the TT&C, Access Management and Coordination services to be provided by APT for the Satellite, as such contract may be amended from time to time in accordance with its terms.


                                 PROPRIETARY

      "SS/L" shall have the meaning set forth in the preamble to this Agreement.

      "SS/L Contract" means the satellite procurement contract dated as of January 8, 2001, between APT and SS/L, as such contract may be amended from time to time in accordance with its terms.

      "Slot License Agreement" shall have the meaning set forth in Paragraph 9.5 hereof.

      "Subsidiary" of a specified Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions are directly or indirectly owned by such Person.

      "Termination Date" shall have the meaning set forth in Paragraph 2.4.2 hereof.

      "TongaSat" means Friendly Islands Satellite Communication Ltd. of the Kingdom of Tonga.

      "Transaction Documents" means this Agreement, the Management Agreement, the Services Agreement, the Marketing Agreement, the Confidentiality Agreement, the APT Lease Agreement and the Orbital Sub-License Agreement.

      "TT&C" means telemetry, tracking and command.


                                 PROPRIETARY